EXHIBIT 10(zz)(iii)

AMERICAN INTERNATIONAL GROUP, INC.

70 PINE STREET, NEW YORK, N.Y. 10270
TELEPHONE: (212) 770-7000

August 28, 2001

Mr. Richard W. Scott
122 Paul Revere Drive
Houston, Texas 77024

Re:     Amendment to Employment Arrangements

Dear Mr. Scott:

This letter confirms the following understandings reached among you, American International Group, Inc. (“Parent”), AIG Global Investment Corp., a wholly-owned subsidiary of Parent (“AIGGIC”) and American General Corporation (“Company”) with respect to (a) the Change in Control Severance Agreement dated as of April 1, 2000 (the “Change in Control Agreement”) and (b) the Employment Agreement dated as of May 1, 2000 (the “Agreement”) and constitutes an amendment to such Change in Control Agreement and the Agreement:

1.	As of the Effective Date (for purposes of the Agreement, Effective Date shall mean the date on which the merger between the Company and Washington Acquisition Corporation, a wholly-owned subsidiary of Parent (“Washington”), becomes effective in accordance with the Merger Agreement dated as of May 11, 2001 among Parent, the Company and Washington (the “Merger Agreement”)) (a) the parties agree that the Change in Control Agreement shall be null and void and of no further effect, and all rights and obligations of the Executive with respect to employment by the Company shall be governed by the Agreement as amended by this letter; (b) the Company’s rights and obligations under the Agreement will be assigned to AIGGIC without further action required, (c) AIGGIC will assume all rights and obligations of the Company under the Agreement, provided, however, that the parties agree that Employee will remain on the payroll of American General Corporation through December 31, 2002 and be transferred to the payroll of AIGGIC as of January 1,

2003, and (d) all references in the Agreement to the Company (other than references to specifically identified employee benefits or any benefit or other plans of the Company which remain in effect in accordance with the Merger Agreement subsequent to the Effective Date (which references will remain references to such continuing plans of American General Corporation so long as such plans remain in effect in accordance with the Merger Agreement) and references to the Company in Section 22 of the Agreement as amended by this letter (which references will remain references to American General Corporation)) will be deemed to be references to AIGGIC.

2. Section 3(a) of the Agreement is amended to read in its entirety as follows:

“(a) Duration of Term. Unless earlier terminated as provided in Section 3(b) hereof, the Executive’s employment with the Company under this Agreement shall commence at the Effective Date and shall end on the date that is the day before the third anniversary thereof. For purposes of this Agreement, “Term” shall mean such three-year period. The Term shall not be extended other than by the written agreement of the parties. Nothing in this Section shall limit the right of the Company or the Executive to terminate the Executive’s employment hereunder on the terms and conditions set forth in Section 7 hereof. The Company and the Executive agree that any such notice by the Company shall not constitute Good Reason for the Executive to terminate the Executive’s employment.”

3. Section 4 of the Agreement is amended to read in its entirety as follows:

“4. Position and Duties. On and after the Effective Date, the Executive shall serve as Senior Managing Director of the Company and shall be responsible for managing the combined U.S. fixed income assets of the Parent held through SunAmerica Investments, American General Investment Management and AIG Global Investment Group, Inc. The Executive shall also serve as the Chief Investment Officer of the U.S.-based insurance company subsidiaries of the Parent and shall have such additional duties and responsibilities as may be assigned to the Executive by the Chief Executive Officers of Parent and the Company. The Executive agrees to devote substantially all of the Executive’s full working time, attention and energies during normal business hours to the performance of the Executive’s duties for the Company, provided that the Executive may serve as a director on the boards of such companies and organizations as the Chief Executive Officer of the Company may specifically approve in writing.”

4. Section 5 of the Agreement is amended to read in its entirety as follows:

“5. Place of Performance. The principal place of employment and office of the Executive shall be in Houston, Texas; provided, however, that after June 30, 2002 Executive agrees that such place of performance may, at Company’s election, be changed to in New York, New York, or such other location in the United States as may be designated by the Chief Executive Officer of the Company. In the event that Company elects to change such place of performance from Houston, Texas to any other location Company shall pay or reimburse Executive for all reasonable costs associated with such relocation.”

5. Section 6(a) of the Agreement is amended to read in its entirety as follows:

“(a) Base Salary. As compensation for the performance by the Executive of the Executive’s duties hereunder, during the Employment Period the Company shall pay the Executive an annual base salary of $500,000 (such amount, as it may be increased from time to time, is hereinafter referred to as “Base Salary”). Base Salary shall be payable in accordance with the Company’s normal payroll practices, shall be reviewed at least annually by the Board and may be increased (but not decreased) upon review.”

6. Section 6(b) of the Agreement is amended to read in its entirety as follows:

“(b) Bonus. For each calendar year ending during the Employment Period, the Executive shall participate, on comparable terms, in the AIG Global Investment Corp. performance-based annual incentive plan in which similarly situated executives of the Company participate, with a Target Bonus Potential (as defined in such plan) of 100% of Base Salary and a Range (as defined in such plan) of 0% to 200%. The cash amount received in accordance with such participation (the “Annual Bonus”) for each calendar year ending during the Employment Period shall be not less than $600,000. The Annual Bonus hereunder shall be in lieu of any bonus amount (or portion thereof) payable to the Executive under any agreement or bonus plan of the Company, Parent or any subsidiary of Parent (other than the Supplementary Bonus as hereinafter described), including without limitation, the Company Performance-Based Plan for Executive Officers with respect to the calendar year in which the Effective Date occurs, and the Executive hereby waives all rights under such agreements or plans. The Annual Bonus payable hereunder with respect to any calendar year shall be paid at the time Company’s bonuses are paid, but no later than March 31 of the ensuing calendar year.

For each calendar year ending during the Employment Period, the Executive will receive a minimum of $90,000 of bonus compensation (the “Supplementary Bonus”) payable in equal quarterly amounts with regard to services performed in that year provided the Executive is employed by Parent or a subsidiary of Parent at the time of the respective quarterly payment when such payment becomes due.

At the time equity grants are made to executive officers of the Parent in respect of services performed in the calendar year ending December 31, 2001, the Executive will be granted equity-based awards with respect to the common stock of Parent (the “2001 Service Awards”), pursuant to the terms of the applicable Parent plans or the applicable plans of Starr International Company, Inc. (“SICO”), as follows:

•	stock options with an exercise price equal to the fair market value of Parent common stock on the date of grant, vesting (subject to your continued employment with Parent or its subsidiaries on the vesting dates) in four equal installments on each of the first, second, third and fourth anniversaries of the date of anniversary of the date of grant), having an aggregate Black- Scholes valuation of $700,000 using a Black- Scholes factor of 0.4059;

•	Five year cliff vesting stock options, vesting (subject to your continued employment with Parent or its subsidiaries on the vesting date) in full on the fifth anniversary of the date of grant with an exercise price equal to the fair market value of Parent common stock on the date of grant having an aggregate Black-Scholes valuation of $800,000 using a Black-Scholes factor of 0.40;

•	performance share units having a maximum aggregate value of $2,250,000 based on the fair market value on date of grant which shall vest (subject to your continued employment with Parent or its subsidiaries on the vesting date) from 0 to 100 percent as soon as administratively feasible after December 31, 2004 (provided that, the receipt of shares of Parent common stock pursuant to such units may be deferred, at the election of the Executive, pursuant to an applicable deferral program of the Parent, if any) subject to achievement of mutually agreed performance standards to be established by you and Parent:

	Maximum [Performance Standard] Target [Performance Standard] Threshold [Performance Standard] Below [Performance Standard]	Maximum Shares Earned — 100% Maximum Shares Earned — 50% Maximum Shares Earned — 25% Maximum Shares Earned — 0%

              and

•	900 participation units in the then current SICO Deferred Compensation Profit Participation Plan (“SICO Plan”).

In the event that the Executive receives any equity award grants (other than reload options) from the Company after the date hereof prior to the Effective Date, the 2001 Service Awards shall be reduced by the value of any such awards (determined using a Black-Scholes value with respect to options, using assumptions established on a basis consistent with those applied by the Company in determining such Black-Scholes value in respect of the 2001 grants to the Executive, and the fair market value on the date of grant with respect to performance based unit awards).”

7.	(a) Section 7(c) of the Agreement is amended by substituting “Board” for “Committee” in the first sentence thereof.

(b) Section 7(e) of the Agreement is amended by deleting the phrase “or by the Executive Termination Review Committee” from the final sentence thereof.

8. Section 13 of the Agreement is amended to read in its entirety as follows:

“13. Confidential Information and Nonsolicitation. You will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates, and their respective businesses, which you obtain during your employment by the Company or any of its Affiliates and which is not public knowledge (other than by acts by you or your representatives in violation of this Agreement). After the termination of your employment with the Company, you will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by the Company or to an attorney retained by you.

During the term of this Agreement and for one year after the termination of your employment with the Company, you will not, directly or indirectly, on behalf of yourself or any other person, (1) solicit for employment by other than the Company any person employed by the Company or its Affiliates on the Effective Date, nor will you, directly or indirectly, on behalf of yourself or any other person, solicit for employment by other than the Company any person known by you to be employed at the time by the Company or its Affiliates or (2) make any public statement concerning the Company, any of its Affiliates or subsidiaries, or your employment unless previously approved by the Company, except as may be required by law or legal process.”

9. Section 17 of the Agreement is amended by deleting the phrase “(other than the Severance Agreement)” from the third sentence thereof.

10. Section 20(a) of the Agreement is amended by substituting “Board” for “Committee” in each sentence thereof.

11. Section 21 of the Agreement is amended by deleting Sections 21(f) and 21(p) thereof in their entireties.

12.	Section 21(m) of the Agreement is amended to read in its entirety as follows:

“(m) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) of any one of the following acts by the Company, or failures by the

Company to act, unless, in the case of any act or failure to act described in paragraph (I), (IV) or (V) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(I)	a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect as of the Effective Date;

(II)	a reduction by the Company in the Executive’s Base Salary;

(III)	the failure by the Company to pay to the Executive any portion of the Executive’s current Base Salary, Annual Bonus or Supplementary Bonus, or to pay to the Executive any installment under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(IV)	except for any changes required by applicable law, the failure by the Company to continue to provide the executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating as of the Effective Date, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive as of the date hereof, or the failure by the Company to provide the Executive with at least four weeks of annual paid vacation days; notwithstanding the foregoing provisions of this subsection of Section 21, it shall not constitute Good Reason that the Executive’s benefits under the Company’s general medical, health and accident plans are no longer substantially similar to the benefits enjoyed by the Executive as of the Effective Date, unless the changes in such benefits constitute a material adverse alteration thereof; or

(V)	the Company’s breach of a material term or condition of the Agreement.

      The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.”

13.	The Agreement is amended by adding a new Section 22 which shall read in its entirety as follows:

“22. Excise Tax Gross-Up. To the extent that any payments or benefits received or to be received by the Executive (excluding payments to be made pursuant to this Section 22) (the “Total Payments”) pursuant to this Agreement or any other plan, arrangement or agreement with American General Corporation or Parent shall be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), or any successor provision of the Code (any such excise tax is referred to in this Section 22 as the “Excise Tax”), then the benefit or payment shall be increased by an amount (referred to in this Section 22 as the “Additional Payment”) such that the net amount received by the Executive, after paying any applicable Excise Tax and any federal, state or local income or FICA taxes on such Additional Payment, shall be equal to the amount that the Executive would have received if such Excise Tax were not applicable to the Total Payments.

For purposes of determining whether any of the Total Payments shall be subject to the Excise Tax and the amount of such Excise Tax, (1) all of the Total Payments will be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code unless, in the opinion of tax counsel (“Tax Counsel”)

reasonably acceptable to the Executive and selected by PricewaterhouseCoopers LLP (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code; (2) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (as the term “base amount” is defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Additional Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Additional Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the residence of the Executive on the date on which the Additional Payment is paid for purposes of this Section 22, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state and local taxes by such Executive. Payment shall be in the form of additional W-2 withholding if Executive is an employee of the Company at the time of payment.

In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Additional Payment, the Executive shall repay to the Company, within ten (10) business days immediately following the date that the amount of such reduction in the Excise Tax is finally determined, the portion of the Additional Payment attributable to the amount of such reduction (including the Excise Tax component and the federal, state and local income and employment tax components of the Additional Payment) to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the taxable income and wages of the Executive for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120 percent of the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Additional Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Additional Payment), the Company shall make another Additional Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within ten (10) business days immediately following the date that the amount of such excess if finally determined.

The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability of Excise Tax with respect to the Total Payments. For any taxable year in which any payment constituting a part of Total Payments is made or is treated as made or in which any payment is made pursuant to this Section 22, the obligation of the Company and the Executive hereunder shall continue until the later of (i) 30 days after the date on which the authority of the Internal Revenue Service to assess additional tax with respect to the Federal Income Tax return of the Executive for that year expires, or (ii) 30 days after the date on which any Internal Revenue Service audit, examination or other proceeding or any claim for refund with respect to such return is finally resolved or settled. The Executive shall have the right to compromise or settle any dispute concerning the tax treatment of any payment constituting or that is alleged by the Internal Revenue Service to constitute a part of the Total Payments or any payment required pursuant to this Section 22, and the Company agrees to be bound by any such compromise or settlement, and to treat any payment made by Executive as a result of such compromise or settlement as a payment subject to the first paragraph of this Section 22 for which Executive is entitled to full reimbursement and gross-up treatment as provided therein; provided, however, that the Company may, at its cost and expense, assume responsibility for the handling and resolution of any such dispute by written notice to the Executive of its intent to do so, provided further that the Company shall reimburse the Executive for any additional taxes payable as a result of such resolution or as a result of any cost or expense incurred by the Company being or being deemed to be income for tax purposes to the Executive, such payment to be grossed-up to the same extent and in the same manner as any payments made pursuant to the first paragraph of this Section 22.

The obligations of the Company under this Section 22 shall be absolute and unconditional and shall survive the termination of this Agreement irrespective of the reason for such termination, and shall survive the termination of the Executive’s employment with the Company for any reason. The Company’s obligations under this Section 22, shall not be affected by or subject to the limitations of the Company’s obligations set forth in Section 8(a), 8(b)(ii) or 8(c)(vi) of this Agreement. All amounts payable under this Section 22 shall be deemed fully due and payable, without interest thereon, as of the Effective Date.”

14.	The Executive agrees that this letter agreement constitutes his written consent to changes in his compensation arrangements and duties and responsibilities and under no circumstances shall such changes constitute “Good Reason” for termination by the Executive as defined in Section 21(m) of the Agreement.

15.	From and after the date hereof, the Agreement is hereby amended by this letter agreement, in accordance with Section 17 of the Agreement.

Very truly yours,

American International Group, Inc.	American General Corporation

By: /s/ M.R. GREENBERG Name: M.R. Greenberg Title: Chairman	By: /s/ GARY D. REDDICK Name: Gary D. Reddick Title: Executive Vice President

AIG Global Investment Corp.

By: /s/ WIN J. NEUGER Name: Win J. Neuger Title: Chairman

Accepted and Agreed as of August 28, 2001

/s/ RICHARD W. SCOTT Richard W. Scott